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                    FLAG INVESTORS EMERGING GROWTH FUND, INC.


                             ARTICLES SUPPLEMENTARY



         FLAG INVESTORS EMERGING GROWTH FUND, INC. (the "Corporation"), having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
Section 2-105(c) of the Maryland General Corporation Law at a meeting duly convened and held on September 28, 1998 has adopted a resolution designating a new class of shares and increasing the total number of shares of capital stock which the Corporation has the authority to issue to thirty-five million (35,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of thirty-five thousand dollars ($35,000.00), all of which shares are designated and classified as follows: eight million (8,000,000) shares are designated "Flag Investors Emerging Growth Fund Class A Shares," one million (1,000,000) shares are designated "Flag Investors Emerging Growth Fund Class B Shares," fifteen million (15,000,000) shares are designated "Flag Investors Emerging Growth Fund Class C Shares" (the "Class C Shares"), five million (5,000,000) shares are designated "Flag Investors Emerging Growth Fund Institutional Shares," five million (5,000,000) shares are designated "Alex. Brown Capital Advisory & Trust Emerging Growth Shares" and one million (1,000,000) shares remain undesignated.

                  SECOND: Immediately before the increase in authorized shares and the designation of the Class C Shares, the Corporation was authorized to issue twenty million (20,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of twenty thousand dollars ($20,000.00), all of which shares were designated and classified as follows: eight million (8,000,000) shares were designated "Flag Investors Emerging Growth Fund Class A Shares," one million (1,000,000) shares were designated "Flag Investors Emerging Growth Fund Class B Shares," five million (5,000,000) shares were designated "Flag Investors Emerging Growth Fund Institutional Shares," five million (5,000,000) shares were designated "Alex. Brown Capital Advisory & Trust Emerging Growth Shares" and one million (1,000,000) shares remained undesignated.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.





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                  IN WITNESS WHEREOF, Flag Investors Emerging Growth Fund, Inc.
has caused these Articles Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 23rd day of October, 1998.



 [CORPORATE SEAL]



                                    FLAG INVESTORS EMERGING GROWTH FUND, INC.



                                    By:     /s/ Harry Woolf
                                            ------------------
                                            Harry Woolf
                                            President



Attest:  /s/ Amy M. Olmert
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         Amy M. Olmert
         Secretary



                  The undersigned, President of FLAG INVESTORS EMERGING GROWTH FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                    By:     /s/ Harry Woolf
                                            ------------------
                                            Harry Woolf
                                            President